News Release

For Immediate Release:	For More Information,
March 30, 2017	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reminds Former Carolina Bank

Holdings, Inc. Shareholders of Election Deadline

Southern Pines, NC, March 30, 2017 – As previously reported, First Bancorp (NASDAQ: FBNC) acquired Carolina Bank Holdings, Inc. (NASDAQ: CLBH) (“Carolina Bank Holdings”) on March 3, 2017. The terms of the merger provided that for each share of Carolina Bank Holdings common stock, shareholders have the right, subject to certain limitations, to receive either $20.00 in cash or 1.002 shares of First Bancorp common stock, provided that in the aggregate, 25% of the consideration is to be paid in cash and the balance of 75% will be in newly issued shares of First Bancorp common stock. Any oversubscription of stock or cash will result in the allocations described in the merger agreement to effectuate the 75% stock and 25% cash overall mix.

Materials regarding the election for the preferred mix of stock/cash, and the exchange of Carolina Bank Holdings stock certificates, were mailed the week of March 6, 2017. The deadline for shareholders to return their properly reported election forms is 5 p.m. on April 5, 2017, unless extended. Subsequent to the election deadline, the allocation of stock and cash will occur, and shareholders can expect to receive their merger consideration within three weeks.

Questions regarding the election materials may be directed to the information agent for the election, Georgeson Inc., at 877-507-1756.

###

About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $4.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 96 branches in North Carolina and South Carolina. First Bank also has loan production offices in Greensboro, North Carolina and Raleigh, North Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

ADDITIONAL INFORMATION ABOUT THE CAROLINA BANK HOLDINGS, INC. ACQUISITION AND WHERE TO FIND IT

First Bancorp has filed relevant documents concerning the Carolina Bank Holdings acquisition with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 which contains a proxy statement/prospectus. Shareholders of Carolina Bank Holdings can obtain a free copy of the proxy statement/prospectus, as well as other filings by First Bancorp, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to First Bancorp, 300 SW Broad Street, Southern Pines, NC, Attention: Investor Relations.

SHAREHOLDERS OF CAROLINA BANK HOLDINGS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC REGARDING THE TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.